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            [LETTERHEAD OF RICHARDS, LAYTON & FINGER]

                        February 28, 1997



1st Source Capital Trust I
1st Source Capital Trust II
c/o 1st Source Corporation
100 North Michigan Street
South Bend, Indiana 46601

     RE:  1ST SOURCE CAPITAL TRUST I AND
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          1ST SOURCE CAPITAL TRUST II
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Ladies and Gentlemen:

     We have acted as special Delaware counsel for 1st Source Capital Trust I, a Delaware business trust ("Trust I"), and 1st Source Capital Trust II, a Delaware business trust ("Trust II") (Trust I and Trust II are hereinafter collectively referred to as the "Trusts" and sometimes hereinafter individually referred to as a "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

     (a) The Certificate of Trust of Trust I, dated February 20, 1997, as amended and restated by the Restated Certificate of Trust of Trust II, dated February 27, 1997, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on February 20, 1997 and February 27, 1997, respectively;

     (b) The Certificate of Trust of Trust II, dated February 27, 1997, as filed in the office of the Secretary of State on February 27, 1997;

     (c) The Amended and Restated Trust Agreement of Trust I, dated as of February 27, 1997, among 1st Source Corporation, an Indiana corporation (the "Company"), and the trustees of the Trust named therein;

     (d) The Trust Agreement of Trust II, dated as of February 27, 1997, among the Company and the trustees of the Trust named therein;

     (e) The Registration Statement (the "Registration Statement") on Form S-3, including the prospectus with respect to the Trusts (the "Prospectus") relating to the Preferred Securities of the Trusts (each, a "Preferred Security" and collectively, the "Preferred Securities"), as filed by the Company and the Trusts with the Securities and Exchange Commission on February 28, 1997;


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1st Source Capital Trust
February 28, 1997
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     (f)  A form of Amended and Restated Trust Agreement for each of the Trusts, to be entered into among the Company, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in such Trust (collectively, the "Trust Agreements" and individually, a "Trust Agreement"), attached as an exhibit to the Registration Statement; and

     (g) A Certificate of Good Standing for each of the Trusts, dated February 28, 1997, obtained from the Secretary of State.

     Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

     For purposes of this opinion, we have not reviewed any documents other than the documents listed above, and we have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

     With respect to all documents examined by us, we have assumed
(i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

     For purposes of this opinion, we have assumed (i) that each of the Trust Agreements constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the applicable Trust, and that the Trust Agreements and the Certificates of Trust are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom

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1st Source Capital Trust
February 28, 1997
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a Preferred Security is to be issued by the Trusts (collectively, the "Preferred Security Holders") of a Preferred Security Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the applicable Trust Agreement and the applicable Prospectus, and (vii) that the Preferred Securities are authenticated, issued and sold to the Preferred Security Holders in accordance with the applicable Trust Agreement and the applicable Prospectus. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. Each of the Trusts has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act, 12 Del. C. Section 3801, et seq.
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     2.   The Preferred Securities of each Trust will represent
valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interest in the assets of the applicable Trust.

     3. The Preferred Security Holders, as beneficial owners of the applicable Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the applicable Trust Agreement.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Validity of Securities" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come

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1st Source Capital Trust
February 28, 1997
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within the category of Persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                              Very truly yours,

                              /s/ Richards, Layton & Finger



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